Exhibit 11.1

CODE OF CONDUCT

IN SECURITIES MARKETS

TABLE OF CONTENTS

TITLE I. GENERAL OBLIGATIONS FOR ALL PERSONS SUBJECT TO THE CODE		4

CHAPTER I. KNOWING AND ENFORCING THE CODE		4
	1. Know, comply and cooperate	4

CHAPTER II. TRADING FOR ONE’S OWN ACCOUNT		4
A.	General Rules	4
	2. Trade through the Group	4
	3. Written or recordable orders	4
	4. Available funds or Securities	4
	5. Non-speculative trading	4
	6. Monthly reporting	4

B.	Additional obligations for trading in Group Securities	4
	7. Advance reporting	4
	8. 30-day no trading period	4
	9. Blackout periods	4
C.	Portfolio Management	5
	10. Characteristics and effects of Portfolio Management Contracts	5
D.	Rules for Comparable Transactions	5
	11. Regulations for Comparable Operations and ban on trading through intermediaries	5

CHAPTER III. CONFLICTS OF INTEREST		5
A.	Disclosure of personal circumstances	5
	12. General disclosure of Connections	5
	13. Potential conflicts	5
B.	Dealing with conflicts of interest	5
	14. Avoiding conflicts	5
	15. Resolving conflicts	5

CHAPTER IV. USE OF SENSITIVE INFORMATION		6
A.	General precautions for Sensitive Information	6
	16. Reporting to the Compliance Department	6
	17. Protecting all Sensitive Information	6
	18. Specific Restrictions on the use of Privileged Information	7
B.	Control of Sensitive Information flow within the Group	7
	19. Independent action in the Separate Departments	7
	20. Knowing the structure of the Separate Department	7
	21. Barriers	7
	22. Crossing barriers	7
	23. Transcending barriers	8
C.	Control of Sensitive Information flow outside the Group	8
	24. Confidentiality	8
	25. Channeling Relevant Information	8

TITLE II. ADDITIONAL INHERENT OBLIGATIONS FOR CERTAIN SUBJECT PERSONS	9

CHAPTER I. TRADING FOR THEIR OWN ACCOUNT BY CERTAIN SUBJECT PERSONS	9

26. Close persons: prior authorization	9
27. Subject Persons related to other financial groups	9
28. Special rule	9

CHAPTER II. CORPORATE BODIES ABOVE THE BARRIERS	10
29. General Rules	10
30. Board of Directors	10

CHAPTER III. ESPECIALLY SENSITIVE ACTIVITIES	10
31. Activities subject to specific codes	10
32. Processing orders and setting prices	10
33. Treasury stock trading	11
34. Dissemination of Relevant Information	11
35. Managing public offerings of securities	11

TITLE III. ORGANIZATION FOR ENFORCEMENT OF THE CODE	12
36. Corporate bodies related to the Code	12
37. Web Page	12
38. Training	12
39. Maintaining the secrecy of data and information supplied	13
40. Requests and orders from supervisory agencies	13
41. Non-compliance	13

SUPPLEMENTARY TITLE. DEFINITIONS	14

Separate Departments	Insiders
Bank	List of Insiders
Barriers	List of Controlled Securities
Code	Comparable Transactions
Portfolio Management Contract	Close Persons
Officer In Charge	Subject Persons
Group	Securities
Confidential Information	Controlled Securities
Privileged Information	Group Securities
Relevant Information	Connections
Sensitive Information

TITLE I. GENERAL OBLIGATIONS OF ALL PERSONS SUBJECT TO THE CODE.

CHAPTER I. KNOWING AND ENFORCING THE CODE

1.	Knowledge, compliance and collaboration. All Subject Persons have the obligation to know the contents of this Code and its developments, comply with them, and help enforce them. (Form No. 1)

CHAPTER II. PERSONAL SECURITIES TRADING.

A.	General Rules

2.	Trade through the Group. Subject Persons must trade in Securities through a Group institution and through generally established channels for non-institutional clients.

3.	Written or recordable orders. All personal trades made by Subject Persons must be ordered in writing or, pursuant to current norms, by e-mail, telephone or other similar methods that are also recordable.

4.	Available funds or ownership of Securities. The orders of Subject Persons cannot be placed and will not be processed by Group entities if the person does not have sufficient funds or cannot prove the availability of the corresponding Securities.

5.	Non-speculative trading. The personal trades of Subject Persons will never tend to skew freely set pricing and must only be for purposes of investment, never speculation.

Trades with the opposite signs on the same Securities (or others that have the same effect) cannot be made in the same day or session.

6.	Monthly reporting. Subject Persons must inform the Compliance Department, by the seventh working day following the end of each calendar month, of their personal trades during the previous month. (Form No. 3)

B.	Additional obligations for trading in Group Securities.

7.	Advance reporting. Personal trading in Group Securities must be reported to the Compliance Department at least 24 hours prior to placing the corresponding order.

8.	30-day no trading period. Subject Persons cannot make trades with the opposite sign on Group Securities in the 30 days following each purchase or sale of those securities.

9.	Blackout Periods. Subject persons cannot trade in Group Securities starting one month before the corresponding quarterly, bi-annual or annual results are announced and until those results are published.

C.	Portfolio Management.

10.	Characteristics and effects of Portfolio Management Contracts. Subject Persons who sign a Portfolio Management Contract must report it to the Compliance Department, sending a copy of the contract. After the copy is received (providing the Portfolio Management Contract conforms to the characteristics described in this Code and its developments) and while the Portfolio Management Contract is in effect, the obligations contained in Sections 2, 6 and, if applicable, 7, 8 and 9 above, will not be applicable to the transactions made by the corresponding manager.

D.	Rules on Comparable Transactions

11.	Regulations for Comparable Transactions and ban on intermediaries. Comparable Transactions are subject to the rules contained in Sections 2 -10 above.

Transactions through intermediary individuals or entities are prohibited.

CHAPTER III. CONFLICTS OF INTEREST.

A.	Disclosure of personal circumstances

12.	General disclosure of Connections. Subject Persons must submit a disclosure of their Connections to the Compliance Department, and always keep that disclosure updated. (Form N°2)

13.	Potential conflicts. Subject persons must inform the Compliance Department of any situations in which, because of their Connections or for any other reason or circumstances, there might be a conflict of interest with regard to an action, service or specific transaction in the judgment of an impartial and fair observer.

B.	Dealing with conflicts of interest.

14.	Avoiding Conflicts. Subject Persons will endeavor to avoid conflicts of interest, both personal and Group and, if they are personally affected, will refrain from making decisions or, if applicable, voting in the situations in which this circumstance arises, and will inform those who are going to make the corresponding decision of their conflict of interest.

15.	Resolving conflict. Conflicts of interest will be resolved by the highest-ranking manager of the affected Separate Department; if several departments are affected, by the immediate supervisor of all such managers or, if none of the above rules applies, by whomever the Compliance Department decides. The Compliance Department may also be consulted when there are doubts as to who should resolve a conflict or how it should be resolved. In resolving conflicts of interest, the following rules will be kept in mind:

15.1	In the event of conflict between the Group and a client, safeguarding the interest of the client.

15.2	In the event of conflict between Subject Persons and the Group, the obligation of the former to act faithfully.

15.3	In the event of conflicts between clients, the affected clients will be informed, and the services or transactions in which the conflict manifests itself can only take place with the clients’ consent. Favoring any client will be avoided.

The decision on the conflict and the possible resulting consequences will be reported to the Compliance Department.

CHAPTER IV. USE OF SENSITIVE INFORMATION.

A.	General precautions for Sensitive Information.

16.	Reporting to the Compliance Department. Subject Persons who come to know Sensitive information must report this fact to the Compliance Department as soon as possible, through the Officer In Charge for their Separate Department (Form No. 4), indicating the nature of the information, the date on which they learned it and, if applicable, the Securities affected. In the event that the Sensitive Information is going to be learned by a group of individuals in connection with a transaction or service, the leader of the team involved in the transaction or services will inform the individuals of the type of information that they are going to receive and inform the Compliance Department, through the Officer In Charge for their Separate Department of the identity of all individuals who know the information, the nature of that information, the date on which each of them learned it and, if applicable, the Securities affected.

17.	Protecting all Sensitive Information. Subject Persons in the possession of Sensitive Information must always and notwithstanding other restrictions stipulated in the Code or the corresponding confidentiality agreement:

17.1	Limit its knowledge, even within each Separate Department, to the individuals who need the information in order to properly perform their duties.

17.2	Avoid making comments on the information, which could directly or indirectly reveal its existence or contents.

17.3	Use the information exclusively for its inherent legitimate purpose or that of the clients with whom it was generated.

17.4	Put measures into practice that allow proper control of access to that information and to the documents or other supports in which it is contained.

17.5	In the event that the Sensitive Information needs to be made available to third parties outside the entity, demand that a confidentiality agreement be signed first.

18.	Specific restrictions in the use of Privileged Information. Those in the possession of information that they know or, according to the circumstances, should know is Privileged Information, must refrain from:

18.1	Making or recommending transactions based on that information, whether on Securities, or on other instruments or contracts.

18.2	Giving that information to third parties, except if essential for performing their activity.

Subject Persons who know that another non-subject person has Privileged Information must report it to the Compliance Department as soon as possible.

B.	Control of Sensitive Information flow within the Group.

19.	Independent action in the Separate Departments. Except as set forth in this Code, Subject Persons must act in such a way that use of the Sensitive information and decision-making take place independently in the Separate Department to which they belong, notwithstanding the stricter obligations to withhold information stipulated in letter A above.

20.	Knowledge of the Separate Department’s structure. Subject Persons must know the Separate Department to which they belong, the other Subject Persons who are part of it, and the identity of the Officer In Charge.

21.	Barriers. Subject Persons must know and respect the Barriers established by the Compliance Department with regard to their Separate Department.

22.	Crossing Barriers. When, for the proper performance of its activities, a Separate Department attempts to obtain information located in another Separate Department or to contact an individual belonging to the latter, and this could affect the Sensitive Information or create a conflict of interest, the information can only be transferred or the individual contacted subject to the following rules:

22.1	The transfer must be essential for the Separate Department that will obtain the information, and must be requested and take place as close as possible to the close of the transaction in question and be limited to the necessary information.

22.2	The request will be made at the initiative of the manager of the Separate Department receiving the information, from its Officer In Charge to the Compliance Officer. The latter will decide whether the transfer is in order, after obtaining the consent of the manager of the Separate Department transmitting the information, based on the intended use of the information and the risk of a conflict of interest, and after comparing the lists of Controlled Securities and Insiders. In any event, in situations of possible conflicts of interest, the Compliance Office will endeavor to avoid any damage to the client of the Separate Department transmitting the information and will deny the transfer if it violates a confidentiality agreement.

22.3	The individuals who cross the barrier will, if applicable, become Insiders, and must be informed of that circumstance and its consequences by the Officer In Charge for the Separate Department receiving the information.

23.	Transcending Barriers. Sensitive Information can only be remitted or accessed above the Barriers with the requirements outlined below:

23.1	Only the persons authorized by the Compliance Office may receive the information, either personally or as members of a corporate body. The authorization may either be general, or specific when the information is requested for a particular case.

23.2	The information will be made available to them only insofar as needed to perform their duties.

23.3	The Officer In Charge for the Separate Department that transcends the barriers must report the information and the individuals who will receive it to the Compliance Department before it is sent.

23.4	The Officer In Charge for the Separate Department that transcends the barrier must inform the individual or corporate body in question of the type of information (Privileged Information, Relevant Information or Confidential Information) that it is going to receive.

The same rules will apply (with preference given to those set forth in Section 22) whenever Sensitive Information is passed to other Separate Departments (such as the Corporate Risks, Internal Auditing, the Office of the General Secretary or Human Resources) whose regular activity demands access to it.

C.	Control of Sensitive Information flow outside the Group.

24.	Confidentiality. Subject Persons are obligated to maintain confidentiality and, therefore, to keep secret and not make use of any non-public information learned in performing their duties, whether on the Group or its clients, beyond that needed to perform their professional activity. This obligation will remain in effect even after Subject Persons cease working for the Group and until such time as that information becomes public.

25.	Channeling Relevant Information. Subject Persons in possession of Relevant Information must:

25.1	Safeguard that information as stipulated in Sections 17, 18, 22, 23 and 24 until such time as it is made public.

25.2	Not make such information public or transmit it to any broadcasting or communications media or to the supervisory agencies per se, reserving public presentation, both to the regulatory agencies and the market, to the Compliance Office, which will act as set forth in Section 34.

25.3	Inform the Compliance Department of any leaks or would-be leaks of such information that they know of, and quickly transmit the information in their possession that they consider Relevant Information to the Compliance Department (so that the Compliance Department may disseminate it, if applicable).

TITLE II. ADDITIONAL INHERENT OBLIGATIONS OF CERTAIN SUBJECT PERSONS.

CHAPTER I. TRADING FOR THEIR OWN ACCOUNT BY CERTAIN SUBJECT PERSONS.

26.	Close Persons: prior authorization. Close Persons must obtain prior authorization from the Compliance Department to trade for their own accounts. This obligation will also apply to their Comparable Transactions. Prior authorization will not be required when the transactions in question comply with the stipulations outlined in Section 10.

27.	Subject Persons related to other financial groups. Subject Persons who are non-executive members of the Board of Directors of a Group company and, at the same time, are members of the Board of Directors of another entity belonging to another group in which there is a company legally authorized to trade in Securities, may opt to do their personal trading through the latter. In such cases, they must report it to the Compliance Department and the provisions of Section 2 will not apply to them after the disclosure.

28.	Special Rules. The Compliance Department may establish general or particular special obligations and exceptions with regard to trading for their own accounts, including the following, among others:

28.1	Restrict trading or impose prior authorization or prior reporting in connection with specific transactions, securities or persons.

28.2	Require Subject Persons to submit management of personal assets to a Portfolio Management Contract.

28.3	Exclude certain types of trading in Group Securities from the need for prior authorization or reporting.

28.4	Require information, either general or relating to specific transactions, from Subject Persons who have Portfolio Management Contracts or the entities with whom they have signed such contracts.

28.5	Apply specific procedures for trading in foreign securities.

28.6	Require information on trading for one’s own account or the lack thereof.

CHAPTER II. CORPORATE BODIES ABOVE THE BARRIERS

29.	General Rules. If Sensitive Information is provided to corporate bodies above the Barriers then, notwithstanding the stipulations contained in Section 23, the following rules will apply:

29.1	Before any detailed explanation is given, the chairman or secretary of the meeting will indicate that Sensitive Information is going to be presented, identify its nature (Privileged, Relevant of Confidential Information), and give a general description of its contents and the entities or Securities which it affects, reminding those present of the applicable obligations according to the type of information in question.

29.2	Members of the corporate body that may have any restrictions or be involved in a conflict of interest in relation to the information in question will announce that fact and, as appropriate, will leave the meeting while the matter is discussed or abstain in the corresponding voting.

29.3	The secretary of the corporate body will report the above items to the Compliance Department as soon as the meeting ends.

29.4	The meeting minutes will properly reflect the above points, and a copy of the relevant part will be sent to the Compliance Department.

30.	Board of Directors. The Compliance Department may establish special procedures for proper control of the activity of the members of the Board of Directors, particularly with regard to trading for one’s own account and the Comparable Transactions when the members are legal entities or belong to a group.

CHAPTER III. ESPECIALLY SENSITIVE ACTIVITIES.

31.	Activities subject to specific codes. Notwithstanding the applicability of this Code insofar as pertinent, the activities of Analysis, Management of Collective Real Estate Investment Institutions and other activities where legally required or the Compliance Department believes appropriate, will be subject to specific codes that will be approved by the Compliance Committee.

32.	Processing orders and setting prices. The Subject persons who, in their professional activity in the Group, order, process, execute or pay off Securities trades must:

32.1	Refrain from practices that skew freely set prices or that result in artificial trading prices to their own benefit or that of others. The Compliance Department will define the specific restricted practices and the precautions to be taken, and report them to the affected departments.

32.2	Not put their personal orders to buy or sell Securities before those of the clients with the same characteristics.

32.3	Ensure that when their own orders and those of others are processed as a group, the securities bought or sold are distributed without detriment to the clients.

32.4	Refrain from acting on their own account in advance, knowing the clients’ next actions, or inducing the clients to act for their own benefit.

33.	Trading in Treasury Stock. In order to particularly ensure that trading in the Bank’s Treasury Stock or in other Securities referenced to by the Bank or its subsidiaries is not affected by the possession of Privileged Information, in addition to the general rules contained in this Code, the following will apply:

33.1	Subject Persons who make trading decisions on Bank stock for the Bank or its subsidiaries (“Treasury Shares”) will be specifically identified to the Compliance Department.

33.2	The Subject Persons referenced in the preceding paragraph must make a monthly report to the Compliance Department, stating whether they have had access to any information that might be considered Privileged Information on Bank stock.

33.3	The Compliance Department may, at any time, gather information from any area of the Bank or its subsidiaries on the transactions made, either personal or for clients or for managed portfolios or institutions, on Bank stock or other securities referenced to that stock.

34.	Dissemination of Relevant Information. Notwithstanding the provisions of Section 25, release of the Group’s Relevant Information to the market and its dissemination is subject to the following rules:

34.1	The Compliance Department is in charge of reporting the Relevant Information generated in the Group to the Regulatory Agencies. Reporting will always be done before the Relevant Information is disseminated to the market or the communications media, and will take place as soon as the decision is made or the agreement in question is signed or executed.

34.2	The Compliance Department will monitor the status of the Securities for which there is Relevant Information and take the proper measures, including, if appropriate, reporting the Relevant Information if there are indications that it has been improperly disseminated.

34.3	Dissemination of the Relevant Information will be truthful, clear, complete, fair, in good time and, insofar as possible, quantified.

The Compliance Department will keep a record of Relevant Information reported to the market.

35.	Managing public offerings of securities. When a Group entity acts as Agent in a public offering of securities, it must coordinate the content of the corresponding prospectus with the Compliance Department, in order to check for the possible existence of Privileged Information on the securities involved in the offering and the accuracy of the information contained in the prospectus in that regard.

TITLE III. ORGANIZATION FOR ENFORCEMENT OF THE CODE.

36.	Bodies related to the Code: In addition to the Board of Directors, the bodies in charge of implementing and monitoring the Code are:

36.1	The Compliance Committee, which approves the specific codes and circulars that implement the Code, generally interprets the Code, takes basic disciplinary action and makes the general decisions for enforcing the Code.

36.2	The Compliance Officer who, together with the Compliance Office under his management, receives and handles the reports and requests for authorization of trading for one’s own account, monitors the Controlled Securities, keeps the List of Insiders and the List of Controlled Securities, answers the questions posed on the Code, keeps the files needed to monitor compliance with the obligations contained in the Code, serves as the regular contact with the regulatory agencies, arranges training and, in general, takes all actions needed to enforce the code.

36.3	The Officers In Charge are the individuals designated by the Compliance Officer in each Separate Department to generally handle matters related to the Code, serve as a liaison with the Compliance Office and cooperate with the latter in determining the sensitive aspects of that department and implementing the necessary measures.

The stipulations contained in the preceding sections are understood as notwithstanding the fact that other functions may be attributed to each such body as decided by the Board of Directors, and notwithstanding the obligations of each Subject Person set forth in this Code.

37.	Web Page. The Compliance Department will keep a Web Page on the Bank Intranet to which all Subject Persons will have access and which will contain at leas the following:

1.	The Code.

2.	The Circulars issued to implement the Code.

3.	The specific codes.

4.	A list of the answers to questions posed on certain aspects of the Code.

5.	Any forms needed to comply with obligations contained in Titles I and II of the Code, numbered according to the number of the obligation in question.

6.	An updated list of the Separate Departments and Officers In Charge.

38.	Training. All Subject Persons must take a training course on the Code and, if applicable, on their particular obligations or specific codes when the Code goes into affect or when they are included as a Subject Person. In addition, all Subject Persons must take a refresher course at least once a year and whenever there are relevant new developments.

39.	Confidentiality of data and information supplied. All data and information sent to the Compliance Office for enforcement of the Code will be subject to the strictest confidentiality, and will only be used by the Office to perform its duties and may only be transmitted to other persons or units in the Group for proper compliance with the Code, the specific codes or their developments, or to allow the Office of the General Secretary, Internal Auditing or Human Resources to perform their inherent duties. This is understood as notwithstanding remitting information to the competent authorities when appropriate.

40.	Requests and orders by supervisory agencies. Any request or order for information or data made by the supervisory agencies must be forwarded to the Compliance Department to be properly processed and answered.

41.	Non-compliance. Non-compliance with the Code, the specific codes, their developments or the legal provisions on which they are based may result in criminal, administrative or labor sanctions.

SUPPLEMENTARY TITLE. DEFINITIONS

The terms listed below have the indicated meanings in this Code.

Separate Departments: The different areas into which the Bank, its subsidiary companies and all other entities comprising the Grupo Santander-Chile are divided, in which the Subject Individuals work. The creation of Separate Departments is intended to prevent the transfer or improper use of Sensitive Information and conflicts of interest, to facilitate better control of Code enforcement, and to ensure independent and uncontaminated decision-making.

The Compliance Committee will determine the Separate Departments and the Subject Persons included in each of them, and may also classify them into different types according to the relevance or sensitivity of their activities for the purposes of this Code. In any event, it is the Separate Departments that engage in the activities of managing corporate holdings, managing client portfolios, stock brokering, analysis, corporate finance and managing collective investment institutions.

Bank: Banco Santander-Chile

Barriers: The physical, electronic or other types of elements and the procedures that must be established to ensure the autonomy and independence of the Separate Departments. The Barriers are established for each Separate Department by the Compliance Office, based on the sensitivity of the transactions in which that department is involved and the information it uses. Barriers may include:

1.	Physical compartmentalization and access control measures.

2.	Protective measures for documents and physical and electronic files.

3.	Control measures for written, electronic or telephone communications.

4.	Procedures for safeguarding the information and documentation, such as using access codes, restricting comments or communications, identifying transactions with code names and other similar measures.

Code: This Code of Conduct in Securities Markets (CCMV)

Portfolio Management Contract: A contract by virtue of which a Subject Person entrusts the total or partial management of his or her personal assets to an legally authorized entity, including the discretion to make decisions on investing in, divesting of and keeping Securities and their yields and profitability, with out the intervention of that Subject Person. The Compliance Committee may define the characteristics of these contracts or demand, if applicable, requirements in addition to those indicated in the above paragraph.

Officer In Charge: The individual designated in each Separate Department to coordinate enforcement of the Code there and its relationship with the Compliance Department.

Group: Includes all companies incorporated in Chile that form part of the Grupo Santander Central Hispano.

Confidential Information: Information that has been provided by a client or other person or entity under a specific confidentiality agreement.

Privileged Information: All information of a specific nature that directly or indirectly relates to one or more Securities or financial instruments admitted or in the process of being admitted for trading on an organized market or system, or to the issuers of those Securities or financial instruments, that has not been made public and, if it were, could have a significant impact on their trading price.

In the design, proposal or preparation phases for corporate or third party transactions, Privileged Information will be considered that which, although not yet privileged according to the above paragraph, may reasonably come to be so.

When derivative financial instruments on raw materials are involved, Privileged Information will be considered to include all information of a specific nature that has not been made public and that directly or indirectly relates to one or more of these derivative financial instruments, which the users of the markets on which these products are traded expect to receive pursuant to the market practices accepted in such markets.

Relevant Information: Privileged Information that relates to the Bank itself or to other Group companies and is generated in any of them. All generic references to Privileged Information in this Code include Relevant Information, except if otherwise specified.

Sensitive Information: All Confidential and Privileged Information, including the Relevant Information.

Insiders: Persons in possession of the Privileged Information, including the Relevant Information.

List of Insiders: The list of insiders kept by the Compliance Office, according to the information received.

List of Controlled Securities: The list of Controlled Securities kept by the Compliance Department, according to the information received.

Comparable Transactions: Those made by the persons that have any of the following relationships with a Subject Person:

1.	A spouse, whether or not there is a separation of marital property.

2.	Minor children in their custody.

3.	Adult children who are financially dependent on them, whether or not they live with them.

4.	Companies or entities effectively controlled by them, in which they own 10% of the capital or profits either directly or through other natural persons or legal entities.

Close Persons: Subject Persons who perform activities particularly connected with the securities markets or the issuers of the securities traded on those markets.

The Compliance Office will prepare and update a list of Close Persons and notify those persons of their condition as such.

Subject Persons: Save exceptions established by the Compliance Committee for legal or other justified reasons, Subject Persons are the following:

1.	Members of the Board of Directors of the Bank, its subsidiary companies and all other Group entities, provided they are directly related to the securities markets.

2.	Member of the Bank’s top management. In addition, the members of the top management of its subsidiary companies and all other Group entities who are directly related to the securities market. Top management is understood to mean the definition given that term at any given time by the Human Resources Department.

3.	All persons who work in the departments of the Bank, its subsidiaries and all other Group entities that are directly related to the securities markets.

4.	The agents or representatives of the Bank, its subsidiaries and all other Group entities, in activities directly related to the securities markets.

5.	Those other persons who, because of the characteristics of their activity, must be temporarily or permanently subject to the controls outlined in this Code in the judgment of the Compliance Office.

Persons who are members of the Board of Directors or employees, representatives or agents of subsidiaries and all other Group entities who have their own legally imposed code of conduct are excluded, except if they also hold a position in the Bank that makes them a Subject Person.

The Compliance Department will prepare and update a list of the Subject Persons and, in the case of persons subject to several codes, may determine which of the obligations with similar content are applicable to them.

Securities: Include the following:

1.	The common or preferred shares traded on an organized market, also called Stock in this Code.

2.	The obligations of any type and the analogous instruments representing a private loan, traded on an organized market, also called Obligations in this Code.

3.	The instruments representing public debt traded on an organized market.

4.	Contracts or instruments of any type, even if they have non-financial underlying assets, which are traded or likely to be traded on a secondary market.

5.	Term financing agreements, options contracts or barter contracts whose underlying asset is, for example, negotiable instruments, indices, currencies or interest rates, whether or not traded on a secondary market.

The Compliance Office may, for justified reasons and in general or for specific cases or circumstances, include other instruments in the definition of Securities or exclude some of those listed above from it.

Controlled Securities: Securities for which the Compliance Department has been notified of the existence of Privileged Information, including Relevant Information.

Group Securities: The following Securities:

1.	For all Subject Persons, the Stock or Obligations issued by the Banco Santander Central Hispano S.A. and Banco Santander-Chile, or with their guarantors, and the other Securities, whoever their issuer, whose single and fundamental underlying asset is such Stock or Obligations.

2.	For each Subject Person, the Stock or Obligations issued or guaranteed by the company where that person renders his or her services (as a member of the Board of Directors, employee or in any other capacity) in the Group or for its subsidiaries, and the other Securities, whoever the issuer, whose single and fundamental underlying asset is such Stock or Obligations.

Connections: Are the following relationships of a Subject Person:

(A) Financial:

Being an administrator or manager or having a direct or indirect stake of more than 5% in companies that are in any of the following circumstances:

a. Traded on the Stock Exchange.

b. Clients of the Group for services related to the securities market.

c. Render remunerated services to the Group.

(B) Family:

Familial relationships up to the second degree by blood or marriage with individuals who are administrators or managers or have a direct or indirect stake of more than 5% in a company traded on the Stock Exchange.